Exhibit (n)(4)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Ares Capital Corporation

Under date of February 27, 2013, we reported on the consolidated balance sheets, including the consolidated schedules of investments, of Ares Capital Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity, and cash flows, and the financial highlights (included in Note 15), for each of the years in the three-year period ended December 31, 2012, which are included in the prospectus supplement. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the prospectus supplement, under the caption “Senior Securities.” This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on their financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements take as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Los Angeles California
April 2, 2013